DAYTON SUPERIOR CORPORATION
LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTS

     The undersigned, in his capacity as a person required to file reports pursuant to Section 16 (a) of the Securities Exchange Act of 1934 (the "Exchange Act"), hereby appoints Paul Fisher, David Neuhardt and John McCann and each of them individually, as his true and lawful attorney-in-fact and agent, with full power of substitution, to execute in his name, place, and stead and to file with the Securities and Exchange Commission any report which the undersigned is required to file under Section 16 with respect to his beneficial ownership of securities of Dayton Superior Corporation, a Delaware corporation, or any amendment to any such report.

      IN WITNESS WHEREOF, the undersigned has executed this instrument as of the 19th day of April, 2007.

/s/ THOMAS W. ROEHRIG